EXHIBIT 99.1

PRESS RELEASE ISSUED OCTOBER 31, 2006

☐NEWS☐

FOR RELEASE: October 31, 2006

PetroHunter Energy Provides Operational Update

Denver, Colo. – October 31, 2006 – PetroHunter Energy Corporation (OTC BB: PHUN), reports that its unconventional natural gas exploration drilling program is continuing on schedule. Eight producing wells have been connected into the sales gas pipeline in Colorado. Permitting is continuing in Montana and a workover rig has commenced the initial well revitalization in our Fiddler Creek Prospect leasehold position. In Utah, PetroHunter has purchased additional 2D seismic, started preparation of drilling permit applications and continues design studies for land-based infrastructure. In Australia, 500 kilometers of the 2D seismic data collection has been completed. Initial processing of the new data has also commenced. Title to all of PetroHunter Energy Corporation’s oil and gas assets is owned by its wholly-owned subsidiary, PetroHunter Operating Company. (PetroHunter Energy Corporation and PetroHunter Operating Company are collectively referred to herein as the “Company”.) Each of the statements set forth below, regarding the total number of net mineral acres owned by the Company and the net mineral acres in each project, refers to the combined total net mineral acres owned 50% by the Company and 50% by its working interest partner (MAB Resources LLC).

Piceance Basin Natural Gas Operations – Colorado

The Company has commenced drilling operations as part of a 25-well program in the Piceance Basin. As of October 23, 2006, eight wells, in which the Company owns a participating interest, are currently producing natural gas and have been connected to the gas sales pipeline. The Company is now receiving revenue from gas production. Drilling operations are ongoing on the Furr lease, where the Company holds 12 approved drilling permits. Thus far, four wells have been completed and the Company’s rig is starting on a three well pad for additional drilling on the same lease. In total, in the Piceance Basin, the Company has drilled and completed eight wells that are producing, four wells that have been completed without a pipeline connection, an additional seven wells which are cased awaiting completion, and one additional well in the process of being drilled. Initial production rates by well into the gas sales pipelines have varied from 1.2 million to 2.2 million standard cubic feet per day.

Buckskin Mesa.

The Company is currently permitting its drilling program in the Buckskin Mesa Prospect, a 20,000 net mineral acre project area in the northern Piceance Basin. Based on its analysis of the review of the seismic data, the Company has applied for six drilling permits, and is working to address access and other surface issues. We expect to receive these drilling permits in the next six weeks.

Heavy Oil – Montana

The Company has identified several potential locations for heavy oil exploration on its Montana leasehold, consisting of approximately 61,000 net mineral acres (including recent state and fee property acquisitions). The Company has completed field reviews of specific sites with respect to the required support infrastructure. Surface access, permitting and state and federal regulatory approvals have been initiated for the nine-well reservoir delineation program scheduled for late 2006 and 2007 in both the Fiddler Creek and Promised Land project areas.

Heavy Oil – Utah

In Utah, the Company has purchased additional 2D seismic data for reprocessing in order to facilitate finalizing the drilling locations of the West Rozel Field and the Gunnison Wedge. The Company is preparing the drilling permit applications and on-land infrastructure designs.

Australia

A 686 kilometer (426 mile) 2D seismic data collection program commenced in July 2006 on the Company’s Australia acreage. Approximately 612 kilometers (380 miles) of the data collection is now completed and we expect to complete the remaining program (74 kilometers) before November 10th. The 2D seismic study is being conducted in the Beetaloo Basin on portions of Exploration Permits 76, 98, 99 and 117. The initial processing of the new data and the reprocessing of the 2D seismic has been provided to an independent consultant for review. Along with the seismic data, the consultant was supplied with core data from wells that were previously drilled along with open hole drill stem test data from four wells previously drilled. Based on two of the potential identified leads, the independent consultant estimates there is 1.4 billion to 2.3 billion barrels of oil in place and 0.6 Tcf to 1.3 Tcf associated gas in place. In addition, there is the potential of non-conventional recoverable gas resource of up to 30 Tcf.

Garry Lavold, President and Chief Operating Officer, states, “We are pleased that our operating plan is being successfully implemented, including gas production and revenues from these operations. Also, the heavy oil program has advanced from the planning stages to a field work program, and the Australian project is showing potential as both a light crude oil field and a natural gas field.” The Company is presently evaluating additional mineral acreage positions to complement and/or expand areas it is currently developing.

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly owned subsidiary, PetroHunter Operating Company, is a global oil and gas exploration and production company with primary assets consisting of an undivided 50% working interest in various oil and gas leases and related interests in oil and natural gas prospects, including approximately 270,000 net mineral acres in Colorado, Utah and Montana, and seven million net mineral acres in Australia. Each of the statements set forth above, regarding the total number of net mineral acres owned by the Company and the net mineral acres in each project, refers to the combined total net mineral acres owned 50% by the Company and 50% by its working interest partner. In each of its principal areas of operation the Company is obligated to pay the first $50 million of total exploration and/or development costs, except for its prospects in Montana and Australia, where the company is obligated to pay the first $100 million of total exploration and/or development costs incurred.

PetroHunter Energy Corporation shares trade in the United States on the Over-the-Counter Bulletin Board (OTC BB: PHUN).

Contacts:

PetroHunter Energy Corporation

Corporate Address

1875 Lawrence Street, Suite 1400

Denver Colorado 80202 USA

Phone 303 572 8900, Fax 303 572 8927

Kelly H. Nelson	Chairman and CEO
(801) 363-8303
Garry D. Lavold	President and COO

(303) 572-8900

Michael K. Lam	Business Development

(416) 303-8810

Alexander Hubbard-Ford	Corporate Development, Europe

+44 (0) 79 8448 1541

Brad Long	Investor Relations

(866) 795-3436

(360) 332-4013

Investor Relations Contacts

United States	CTA Public Relations
Bevo Beaven	Vice President/General Manager

(303) 665-4200

United Kingdom	4C Burvale
Carina Corbett, John Carrick Smith	44-020-7907 4761 / 0

Forward Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

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